Exhibit 99.1

FOR IMMEDIATE RELEASE                                                          Contact:
Britt Zarling
+1.414.526.3107
britt.zarling@manpowergroup.com

 Mark Jelfs
                         +1.414.906.6675
                    mark.jelfs@manpowergroup.com

ManpowerGroup Appoints William Downe and Patricia Hemingway Hall to Board of Directors

    MILWAUKEE (20 April 2011)  -- ManpowerGroup, (NYSE: MAN), the world leader in innovative workforce solutions, announced today the appointments of William Downe, President and CEO of BMO Financial Group, and Patricia Hemingway Hall, President and CEO of Health Care Service Corporation, to its board of directors.

“Bill and Patricia both bring with them tremendous knowledge and experience and both possess true leadership qualities,” said Jeffrey A. Joerres, ManpowerGroup Chairman and CEO. “Bill’s well-known focus on customers and customer experience is a natural fit for what we strive for at ManpowerGroup and Patricia will bring depth to our board in several areas, particularly in regulation and new technologies.”

Downe is President and CEO of BMO Financial Group, a bank founded in 1817 that today serves 11 million personal, commercial, corporate and institutional customers in North America and internationally. He held the role of Chief Operating Officer prior to being appointed CEO in 2007 and has held a variety of senior management positions in the U.S. since joining the company in 1983. He is a member of the International Business Leaders Advisory Council of the Mayor of Beijing, and the International Advisory Council of Guanghua School of Management at Peking University. Downe is on the Board of Trustees of the Rush University Medical Center and a member of the Board’s Compensation and Human Resources Committee. He is a director of Catalyst, Inc. and a member of Catalyst’s Canadian Board of Advisors. Downe is also a member of the Economic Club of Chicago and Past President of the Federal Reserve Board’s Federal Advisory Council.

Hemingway Hall leads Health Care Service Corporation, which operates Blue Cross and Blue Shield of Illinois, Texas, New Mexico and Oklahoma, the fourth largest health insurance company in the United States, serving over 13 million members. She previously held the role of Chief Operating Officer and Executive Vice President of Internal Operations.  She serves on the boards of Prime Therapeutics, MEDecision, BCS Financial, Blue Cross Blue Shield Association, America's Health Insurance Plans, National Institute for Health Care Management, Salvation Army Advisory Board, and the Health Care Leadership Council.  She has been named one of Crain's Chicago Business Magazine's Top 25 Women to Watch and one of the 100 Most Powerful People in Health Care by Modern Healthcare Magazine.

About ManpowerGroup™

ManpowerGroup™ (NYSE: MAN), the world leader in innovative workforce solutions, creates and delivers high-impact solutions that enable our clients to achieve their business goals and enhance their competitiveness. With over 60 years of experience, our $19 billion company creates unique time to value through a comprehensive suite of innovative solutions that help clients win in the Human Age. These solutions cover an entire range of talent-driven needs from recruitment and assessment, training and development, and career management, to outsourcing and workforce consulting. ManpowerGroup maintains the world’s largest and industry-leading network of nearly 3,900 offices in over 80 countries and territories, generating a dynamic mix of an unmatched global footprint with valuable insight and local expertise to meet the needs of its 400,000 clients per year, across all industry sectors, small and medium-sized enterprises, local, multinational and global companies. By connecting our deep understanding of human potential to the ambitions of clients, ManpowerGroup helps the organizations and individuals we serve achieve more than they imagined – because their success leads to our success. And by creating these powerful connections, we create power that drives organizations forward, accelerates personal success and builds more sustainable communities. We help power the world of work. The ManpowerGroup suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. Learn more about how the ManpowerGroup can help you win in the Human Age at www.manpowergroup.com.

In January 2011, at the World Economic Forum Annual Meeting in Davos, Switzerland, ManpowerGroup announced the world has entered the Human Age, where talent has replaced capital as the key competitive differentiator. Learn more about this new age at www.manpowergroup.com/humanage

Follow ManpowerGroup Chairman and CEO Jeffrey Joerres on Twitter: twitter.com/manpowergroupjj